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                                   EXHIBIT 99

                                 PRESS RELEASE


[Case Corporation Letterhead]



For more information, contact:

William B. Masterson     (414) 636-5793



For Immediate Release

                                   Statement:

                       Case - New Holland Merger Approved
                         BY U.S. Department of Justice

                          Anticipated Closing Date Set


November 4, 1999

"With clearance from the United States' Department of Justice, we have now reached final agreements with the major regulatory agencies, and we are cleared to proceed with our merger. We have set the anticipated closing date for Friday, November 12, 1999. Upon completion, the $6 billion deal, which consists of $4.6 billion in equity and $1.4 billion in assumed debt, will create a global leader in the agricultural equipment, construction equipment and financial services industries that had combined 1998 revenues of $12 billion.

"In total, the actions included in our agreement with the U.S. Department of Justice represent approximately 3 percent of the combined company's 1998 revenues and are not expected to materially impact the merged company's results. Through supply agreements and other options, we intend to maintain a full-line of products offered by our dealer networks, which is an important element in our multiple brand, multiple distribution business model. We will begin work immediately upon close of the merger to develop differentiated product lines for each brand on a common platform design.

"We are moving quickly to complete the merger of Case and New Holland and then rapidly begin the integration process that is expected to create $400 to $500 million in annual cost savings after three to four years."
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     --   Joint Statement by Jean-Pierre Rosso, Chairman and CEO of Case
          Corporation (NYSE:CSE), and Umberto Quadrino, Chairman and CEO of New Holland N.V. (NYSE:NH)

Background:

 .    In accordance with the U.S. Department of Justice, Case and New Holland have agreed to the following:

     . Divestiture of Case's ownership interest in Hay & Forage Industries in Hesston, Kansas, a 50/50 joint venture with Agco Corporation that produces hay and forage implements.

     . Divestiture of New Holland's Versatile four-wheel drive tractor line and Genesis two-wheel drive tractor line, along with the Winnepeg, Canada, plant in which they are made. New Holland's bi-directional tractor, the TV-140, is not included in the agreement and production will be moved to another facility within the merged company.

     . For each of these products, Case and New Holland will have the right to negotiate for the purchase of the respective products from the buyer for a specified period of time. The company's dealers will also be able to source replacement parts for these products from either Case or New Holland, respectively, or the buying company.

 .    The merger agreement was announced by the two companies in May.  Under the terms of the agreement, Case shareholders, who approved the transaction in August, will receive $55 per share.

Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment, and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1998 revenues of $6.1 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

New Holland is a world leader in the design and manufacture of a full line of agricultural and construction equipment, and offers a rapidly expanding line of financial services in many of its markets. With revenues of $5.7 billion in 1998, the company and its joint venture partners operate in 160 countries through a network of approximately 6,100 dealers and distributors.

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